FinTrust Income and Opportunity Fund 485BPOS

Exhibit 99(p)(4)

Code of Ethics

Version 03-31-2018

Table of Contents

1. GENERAL STANDARDS OF BUSINESS CONDUCT AND REQUIREMENTS	2

1.1 PREAMBLE	2
1.2 OUR AIMS	2
1.3 PROFESSIONAL RESPONSIBILITIES	4
1.4 FAILURE TO COMPLY	4

2. DEFINITIONS	4

3. BUSINESS CONDUCT STANDARDS AND PROHIBITED TRANSACTIONS	7

3.1 COMPLIANCE WITH LAWS AND REGULATIONS	7
3.2 PROHIBITED TRANSACTIONS	7
3.3 CONFLICTS OF INTERESTS	8

4. PERSONAL SECURITIES TRANSACTIONS	9

4.1 PRECLEARANCE OF CERTAIN TRANSACTIONS	9
4.2 EXEMPTED TRANSACTIONS	9

5. POLICY STATEMENT ON INSIDER TRADING	10

6. ADDITIONAL RESTRICTIONS AND REQUIREMENTS	13

6.1 OUTSIDE BUSINESS INTERESTS	13
6.2 GIFTS & LOANS POLICY	13
6.3 SCOPE	14
6.4 REPORTABLE SECURITIES	15
6.5 INITIAL/ANNUAL HOLDINGS REPORT	16

7. REVIEW AND ENFORCEMENT	18

7.1 REPORTING OF VIOLATIONS	18
7.2 PROTECTING THE CONFIDENTIALITY OF CLIENT INFORMATION	18
7.3 CCO MONITORING	19
7.4 OUTSIDE COUNSEL ASSISTANCE	19
7.5 SANCTIONS	19
7.6 INDEPENDENT DETERMINATION	19

8. RECORDS	20

9. MISCELLANEOUS	21

10. ACKNOWLEDGMENT OF RECEIPT	23

Table of Contents Page i

1. GENERAL STANDARDS OF BUSINESS CONDUCT AND REQUIREMENTS

1.1 Preamble

FinTrust Capital Advisors, LLC (“FCA”) is a registered investment adviser with the Securities and Exchange Commission pursuant to the provisions of Section 203 of the Investment Advisers Act of 1940 (“Advisers Act” of “Act”). Under Rule 204A-1 of the Advisers Act, FCA is required to establish, maintain and enforce a written Code of Ethics and procedures reasonably necessary to prevent its employees from violating provisions of the Act with respect to personal securities trading and fiduciary obligations.

In meeting such responsibilities to our clients, FCA has adopted this Code of Ethics (the “Code”) regarding the purchase and/or sale of securities in the personal accounts of our employees or in those accounts in which our employees may have a direct or indirect beneficial interest.

The Code, including any amendments, is provided to all supervised persons and is also intended to lessen the chance of any misunderstanding between FCA and our employees regarding such trading activities. For ease of reference, FCA will be generally referred to in this Code as the “Firm.”

1.2 Our Aims

FCA is dedicated to providing effective and proper professional investment management services to a wide variety of advisory clients. FCA’s reputation is a reflection of the quality of our employees and their dedication to excellence in serving our clients. To ensure these qualities and dedication to excellence, our employees must possess the requisite qualifications of experience, education, intelligence, and judgment necessary to effectively serve as investment management professionals. In addition, every employee is expected to demonstrate the highest standards of moral and ethical conduct for continued employment with FCA.

The SEC and the courts have stated that portfolio management professionals, including registered investment advisers and their representatives, have a fiduciary responsibility to their clients. In the context of securities investments, fiduciary responsibility should be thought of as the duty to place the interests of the client before that of the person providing investment advice. Failure to do so may render the adviser in violation of the anti-fraud provisions of the Advisers Act.

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Fiduciary responsibility also includes the duty to disclose material facts that might influence an investor’s decision to purchase or refrain from purchasing a security recommended by the adviser or from engaging the adviser to manage the client’s investments. The SEC has made it clear that the duty of an investment adviser not to engage in fraudulent conduct includes an obligation to disclose material facts to clients whenever the failure to disclose such facts might cause financial harm. An adviser’s duty to disclose material facts is particularly important whenever the advice given to clients involves a conflict or potential conflict of interest between the employees of the adviser and its clients.

The Firm recognizes and affirms its confidence in the integrity and good faith of all the Firm’s owners, officers, personnel and affiliates. At the same time, the Firm recognizes that certain of its personnel have or may obtain knowledge of present or future portfolio transactions made by or for Advisory Clients. Further, these individuals may engage in personal transactions in Securities that are eligible for investment by Advisory Clients and could find themselves in a position where their personal interests conflict with the interests of the Advisory Clients.

Accordingly, the Firm has adopted this Code of Ethics with several basic aims:

●	to establish, maintain and enforce written standards of business conduct required of all those subject to the Code, including meeting the fiduciary duties owed to Advisory Clients,

●	to prohibit certain types of transactions deemed to create actual conflicts of interest, or the potential for conflicts, and

●	to establish reporting requirements and enforcement procedures.

The provisions of the Code are not all inclusive; no Code of Ethics or procedures promulgated thereunder could predict every possible scenario where a situation could pose a conflict of interest between our personnel and Advisory Clients. Rather, they are intended as a guide for employees of FCA in their conduct in situations which could pose a conflict of interest between our personnel and Advisory Clients. Therefore, all personnel are urged to remain alert for possible conflicts as they may arise and to take the appropriate steps in all their activities to treat Advisory Clients fairly and ensure that we meet our legal and fiduciary obligations. In those situations where employees may be uncertain as to the intent or purpose of this Code, they are advised to consult with the Chief Compliance Officer (“CCO”). The CCO may under circumstances that are considered appropriate, or after consultation with the senior management of FCA, grant exceptions to the provisions contained in this Code only when it is clear that the interests of FCA’s clients will not be adversely affected. All questions arising in connection with personal securities trading should be resolved in favor of the interest of the clients even at the expense of the interest of our employees. The senior management of FCA will satisfy themselves as to the adherence to this policy through periodic review and reports by the CCO.

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1.3 Professional Responsibilities

In recognition of the trust and confidence placed in the Firm by its Advisory Clients, the Firm adopts the following general standards and requirements to guide the actions of its personnel:

(1)	The interests of the Advisory Clients are paramount. All personnel should conduct themselves and their operations to give maximum effect to this tenet by placing the interests of Advisory Clients before their own.

(2)	Personal transactions in Securities or Funds by personnel should be accomplished so as to avoid even the appearance of a conflict of interest on the part of such persons with the interests of any Advisory Client.

(3)	Personnel should avoid actions or activities that would allow them to inappropriately profit or benefit from their position with respect to an Advisory Client, or otherwise bring into question the individual’s independence or judgment.

(4)	Personnel must at all times comply with all applicable federal and state securities laws.

(5)	Personnel must report any violations of this Code promptly to the CCO.

1.4 Failure to Comply

Strict compliance with the provisions of this Code shall be considered a basic condition of employment with FCA. It is important that employees understand the reasons for compliance with this Code. FCA’s reputation for fair and honest dealing with its clients and the investment community in general, has taken considerable time to build. This standing could be seriously damaged as the result of even a single security transaction considered questionable in light of the fiduciary duty owed to our clients. Employees are urged to seek the advice of the CCO for any questions as to the application of this Code to their individual circumstances. Employees should also understand that a material breach of the provisions of this Code may constitute grounds for disciplinary action and/or termination of employment with FCA.

2. Definitions

(1)	Supervised Persons, Access Persons, and Family Members.

(2)	“Supervised Persons” include:

a)	directors, officers, and partners of the adviser (or other persons occupying a similar status or performing similar functions);

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b)	employees of the adviser;

c)	any other person who provides advice on behalf of the adviser and is subject to the adviser’s supervision and control;

d)	temporary workers;

e)	consultants;

f)	independent contractors; and

g)	access persons.

(3)	Access Person include any supervised person who:

a)	has access to nonpublic information regarding any client’s purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any fund FCA or its affiliates manage; or

b)	is involved in making securities recommendations to clients, or has access to such recommendations that are nonpublic; or
c)	all FCA directors, officers, and partners.

FCA considers all Supervised Persons to be an Access Person according to this Code and they are subject to all the requirements.

(4)	“Family Members”

For purposes of personal securities reporting requirements, FCA considers the Access persons defined above to also include the person’s immediate family (including any relative by blood or marriage living in the employee’s household), and any account in which he or she has a direct or indirect beneficial interest (such as a trust).

(5)	“Advisory Client” of “Client” means any individual, group of individuals, partnership, trust, company, entity, or other person, or for whom the Firm acts as investment adviser or subadviser. The term may also include those clients for whom FCA provides advice on matters not involving securities.

(6)	“Beneficial Ownership” of a Security or Fund shares is to be interpreted in the same manner as it would be under Rule 16a-1 in determining whether a person is the beneficial owner of a security for purposes of Section 16 of the Securities Exchange Act of 1934 (the “1934 Act”). This means that personnel should generally consider themselves the beneficial owner of any Securities in which they have a direct or indirect pecuniary interest, including Securities or Funds held by:

a)	a spouse or minor children,

b)	a relative who shares the individual’s home, or

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c)	other persons by reason of any contract, arrangement, understanding, or relationship that provides the individual with sole or shared voting or investment power over the Securities held by such person.

(7)	“Chief Compliance Officer” or “CCO” shall mean the Firm’s designated compliance officer. Routine reviews and tasks specified to be made or undertaken by the CCO under this Code may be made by personnel under the supervision of the CCO. Pre-clearances, non-routine reviews, investigations of possible violations and other similar matters required from or by the CCO under this Code shall be undertaken or given only by the CCO, or in the event of the unavailability of the CCO, by any other member of Senior Management of the Firm. Any pre-clearances, reviews or other matters undertaken under this Code relating to the CCO or the Personal Accounts of the CCO must be undertaken or given by another designated principal of the Firm or a member of Senior Management of the Firm.

(8)	“Control” shall generally have the same meaning as that set forth in Section 2(a)(9) of the Advisers Act. Section 2(a)(9) provides that “control” means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company. Ownership of 25% or more of a company’s outstanding voting securities is presumed to give the holder of such Securities control over the company.

(9)	“Covered Security” means any Security, except that it shall not include direct obligations of the Government of the United States, bankers’ acceptances, bank certificates of deposit, commercial paper, high-quality short-term debt instruments (i.e., any instrument that has a maturity at issuance of less than 366 days and that is rated in one of the two highest rating categories by a Nationally Recognized Statistical Rating Organization), including repurchase agreements, and shares issued by registered open- end mutual funds (unless the Firm serves as adviser or subadviser to the Fund). For purposes of this Code, the term “Covered Security” shall include ETFs (exchange-traded funds) regardless of their form of organization, except that it shall not include any ETF or options on any index or ETF that tracks or duplicates a broad-based securities index.

(10)	“Initial Public Offering” means an offering of securities registered under the Securities Act of 1933 (the “1933 Act”) the issuer of which, immediately before the registration, was not subject to the reporting requirements of Section 13 or Section 15(d) of the 1934 Act.

(11)	A “Limited Offering” means an offering that is exempt from registration under the 1933 Act pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, Rule 505, or Rule 506 under the 1933 Act.

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(12)	A “Personal Account” of an Access Person means any Securities or Fund account in which such Access Person has direct or indirect Beneficial Ownership of the account or Securities held in the account.

(13)	“Purchase or sale of a Security” includes, among other things, the writing of an option to purchase or sell a Security.

(14)	“Security” shall have the same meaning as that set forth in Section 2(a) (36) of the Investment Company Act.

(15)	A Security is “being purchased or sold” by an Advisory Client from the time when a recommendation has been communicated to the person who places the buy and sell orders for an Advisory Client until the time when such program has been fully completed or terminated.

3. Business Conduct Standards and Prohibited Transactions

3.1 Compliance with Laws and Regulations

All supervised persons must comply with all applicable state and federal securities laws including, but not limited to, the Investment Advisers Act of 1940, Regulation S-P and the Patriot Act as it pertains to Anti-Money Laundering.

3.2 Prohibited Transactions

(1)	No Fraud. No Access Person shall, with regard to any Advisory Client or prospective Advisory Client, be permitted, in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by a client:

a)	employ any device, scheme, or artifice to defraud any Advisory Client or prospective Advisory Client;

b)	in light of the circumstances under which the statements are made, 1) make any untrue statement of a material fact; or 2) omit a material fact; or 3) make a misleading statement;

c)	engage in any transaction, act, practice or course of business that operates or would operate as a fraud or deceit upon any Advisory Client or prospective Advisory Client; or

d)	engage in any act, practice or course of business which is fraudulent, deceptive or manipulative with respect to any Advisory Client or prospective Advisory Client.

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e)	engage in any manipulative practice with respect to securities, including price manipulation.

(2)	No Market Timing. No Access Person may purchase or redeem shares of a Fund in violation of the policies and restrictions set forth in the Fund’s prospectus or other offering document, including but not limited to the restrictions limiting the frequency of transfers into and out of the Fund that are designed to prevent so-called “market timing.”

3.3 Conflicts of Interests

FCA, as a fiduciary, has an affirmative duty of care, loyalty, honesty, and good faith to act in the best interests of its clients. Compliance with this duty can be achieved by trying to avoid conflicts of interest and by fully disclosing all material facts concerning any conflict that does arise with respect to any client.

(1)	Conflicts among Client Interests. Conflicts of interest may arise where the Firm or its supervised persons have reason to favor the interests of one client over another client (e.g., larger accounts over smaller accounts, accounts compensated by lower ticket charges to the Investment Adviser Representative (“IAR”) over accounts not so compensated, accounts in which employees have made material personal investments, accounts of close friends or relatives of supervised persons). FCA specifically prohibits inappropriate favoritism of one client over another client that would constitute a breach of fiduciary duty.

(2)	Competing with Client Trades. FCA prohibits access persons from using knowledge about pending or currently considered securities transactions for clients to profit personally, directly or indirectly, as a result of such transactions. In order to avoid any potential conflict of interest between FCA and its clients, securities transactions for the accounts of access persons in the same security as that purchased/sold for advisory accounts should be entered only after completion of all reasonably anticipated trading in that security for those accounts on any given day. If, after completion of all anticipated trading for client accounts, a trade is executed for an access person’s personal account on that same day at a price better than that received by the client, surveillance procedures will identify and correct those transactions in favor of the client.

(3)	No Transactions with Clients. FCA specifically prohibits supervised persons from knowingly selling to or purchasing from a client any security or other property, except securities issued by the client (i.e. the client is a public company) or as part of the Firm’s worthless securities procedures.

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4. Personal Securities Transactions

4.1 Preclearance of Certain Transactions

(1)	No Limited Offerings for Investment Personnel Without Pre-Clearance. No Access Person may acquire Covered Securities as part of a Limited Offering without obtaining pre- clearance from the Firm’s CCO.

(2)	No IPOs for Investment Personnel Without Pre-Clearance. No Access Person may acquire Covered Securities as part of an Initial Public Offering without pre-clearance.

(3)	No Restricted List Securities Without Pre-Clearance. No Access Person may purchase or sell, directly or indirectly, any Security in which such person had, or by reason of such transaction will acquire, any Beneficial Ownership, while the issuer of the Security appears on the Firm’s Restricted List without preclearance of the transaction.

(4)	Any transactions required to be pre-cleared under this Code must be approved by the CCO prior to proceeding with the transaction. Preclearance may be requested by submitting to the CCO a written request on a form prescribed by the CCO for that purpose or otherwise containing the same information as any form prescribed for that purpose. The CCO will review the request and issue a final decision in writing to the access person requesting the permission for the transaction. Only upon receipt of the written approval from the CCO, can the access person then engage in the purchase of the requested offering. The access person making the request and the CCO will maintain a final written approval or denial for their files. Preclearance of a transaction will remain valid for 24 hours following the preclearance. If the security is being purchased or sold by or for any Advisory Client on the same day, the Firm will ensure such transaction is part of an aggregated average price order.

(5)	In determining whether to grant preclearance, the CCO shall take into account, among other factors, whether the investment opportunity should be reserved for an Advisory Client and whether the opportunity is being offered to the Access Person by virtue of their position with the Firm or on behalf of a client.

4.2 Exempted Transactions

The prohibitions of Section 3 of this Code shall not apply to any of the following transactions:

(1)	Purchases or sales of Securities held in accounts over which the Access Person has no direct or indirect influence or control.

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(2)	Purchases or sales that are non-volitional on the part of the Access Person, including purchases or sales upon exercise of puts or calls written by the Access Person and sales from a margin account pursuant to a bona fide margin call.

(3)	Purchases that are part of an automatic dividend reinvestment plan or other automated investment plan.

(4)	Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its Securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

(5)	Acquisitions or dispositions of Securities by personal or charitable gift or bequest.

5. Policy Statement on Insider Trading

In 1989, Congress enacted the Insider Trading and Securities Enforcement Act to address the potential misuse of material non-public information. The Firm forbids any person subject to this Code from trading, either personally or on behalf of others, including in accounts managed by the Firm, on the basis of material nonpublic information or communicating material nonpublic information to others in violation of the law. This conduct is frequently referred to as “insider trading.” The Firm’s policy applies to every person subject to this Code and extends to activities within and outside their duties at the Firm. Any questions regarding the Firm’s policy and procedures should be referred to the CCO.

Courts and the Securities and Exchange Commission currently define inside information as information that has not been disseminated to the public through the customary news media; is known by the recipient (tippee) to be non-public; and has been improperly obtained. The term “insider trading” is not defined in the federal securities laws but generally is used to refer to the illegal use of material nonpublic information to trade in securities (whether or not one is an “insider”) or to communications of material nonpublic information to others who then trade illegally on the basis of that information. The term “material information” includes information of sufficient importance that a reasonably prudent person might base their decision to invest or not invest on such information.

The definition and application of “insider information” and “insider trading” are continually being revised and updated by the regulatory authorities. If a FCA supervised person believes they are in possession of inside information, it is critical that they not act on the information or disclose it to anyone, but instead advise the CCO or the CEO accordingly. Acting on such information may subject the supervised person to severe federal criminal penalties and the forfeiture of any profit realized from any transaction.

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While the law concerning insider trading is not static, it is generally understood that the law prohibits:

(1)	trading by an insider, while in possession of material nonpublic information, or

(2)	trading by a non-insider, while in possession of material nonpublic information, where the information either was disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated, or

(3)	communicating material nonpublic information to others who then trade on the basis of that information.

The concept of “insider” is broad. It includes principals, associates, and employees of a company. In addition, a person can be a “temporary insider” if he or she enters into a special confidential relationship in the conduct of a company’s affairs and as a result is given access to information solely for the company’s purposes. A temporary insider can include, among others, a company’s attorneys, accountants, consultants, bank lending officers, and the employees of such organizations. In addition, the Firm may become a temporary insider of a company it advises or for which it performs other services. For that to occur, the company must expect the Firm to keep the disclosed nonpublic information confidential and the relationship must at least imply such a duty before the Firm will be considered an insider.

Trading on inside information is not a basis for liability unless the information is material. “Material information” generally is defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company’s securities. Information that principals, associates, and person subject to this Codes should consider material includes, but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments. Any non-public information about an Advisory Client should also be treated as potentially material, including portfolio holdings and actual or potential Advisory Client trades.

Information is nonpublic until it has been adequately disseminated to the public. Public dissemination is generally considered adequate once the information has been in circulation long enough for it to have been reasonably assimilated. Absent unusual circumstances, information disseminated through broad means of public communication (for example, via television broadcast or press releases to the business and general news wires) or found in a report filed with the SEC, or appearing in Dow Jones, Reuters, The Wall Street Journal, or other publications of general circulation or readily accessible on the Internet would usually be considered adequately disseminated within 48 hours of initial public release.

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Before trading for yourself or others in the securities of a company about which you may have potential inside information, ask yourself the following questions:

(1)	Is the information material? Is this information that an investor would consider important in making his or her investment decisions? Is this information that would substantially affect the market price of the securities if generally disclosed?

(2)	Is the information nonpublic? To whom has this information been provided? Has the information been effectively communicated to the marketplace?

If, after consideration of the above, you believe the information is material and nonpublic, or if you have questions as to whether the information is material and nonpublic, you should take the following steps:

(1)	Report the matter immediately to the CCO.

(2)	Do not purchase or sell the securities on behalf of yourself or others.

(3)	Do not communicate the information inside or outside the Firm, other than to the CCO.

(4)	After the CCO has reviewed the issue, you will be instructed to continue the prohibitions against trading and communication, or you will be allowed to trade and communicate the information.

Information in your possession that you identify as material and nonpublic may not be communicated to anyone, including persons within the Firm, except as provided above. In addition, care should be taken so that such information is secure. For example, files containing material nonpublic information should be sealed; access to computer files containing material nonpublic information should be restricted.

The role of the CCO is critical to the implementation and maintenance of the Firm’s policy and procedures against insider trading. The Firm’s Code can be divided into two classifications -- prevention of insider trading and detection of insider trading.

In an effort to prevent insider trading, the Firm will, when it has been determined that a person subject to this Code has material nonpublic information,

(1)	implement measures to prevent dissemination of such information, and

(2)	if necessary, restrict principals, associates, and persons subject to this Code from trading the securities.

(3)	In an effort to detect insider trading, the CCO, or his designee, will:

(4)	review the personal trading activity reports filed by each person subject to this Code, and

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(5)	compare such activity to the trading activity of accounts managed by the Firm.

Although this section is included under the provisions of this Code, it is, in fact, a separate set of procedures required under Section 204A of the Advisers Act and is included in FCA’s Compliance Manual. All FCA supervised persons are required to read and acknowledge having read such procedures annually.

6. Additional Restrictions and Requirements

6.1 Outside Business Interests

As a matter of policy, FCA permits supervised persons to engage in business activities outside the scope of their association with FCA provided that:

●	prior to engaging in the proposed activity, the Supervised Person submits a written request to engage in that activity to the CCO clearly setting forth the nature of the activities to be engaged in;

●	the Supervised Person receives written approval from the CCO to engage in the activity; and

●	the proposed activity does not present a conflict of interest between the Supervised Person and FCA or between the Supervised Person and clients of FCA.

Information submitted to the CCO will be considered as confidential and will not be discussed with the supervised person’s prospective employer without the supervised person’s permission.

For outside business activities that are investment, related, FCA may approve the outside activity contingent upon certain restrictions and/or requirements. For example, a Supervised Person that is also a registered representative of a broker-dealer may only be given approval by FCA for that activity if the Supervised Person provides securities transaction reports, advertising and correspondence for the outside activity.

Supervised Persons who engage in unapproved outside business activities may be subject to disciplinary action up to and including termination.

6.2 Gifts & Loans Policy

No Access Person shall give to or receive from any person or entity that does business (or it is wished they would do business) with or on behalf of the Firm (a “vendor”) any gift or gifts with a cumulative value greater than $100 to or from any one vendor per twelve-month period.

The following are accepted from the foregoing gifts policy limitations:

●	promotional items (T-shirts, mugs, pens and the like) of nominal value (less than $25);

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●	gifts of reasonable value for special occasions (holidays, retirements and the like);

●	business entertainment shall not be treated as a “gift” if the type of entertainment provided is customary (meal, sporting event, theatre tickets or the like), the value is reasonable and a vendor representative accompanies the Access Person during the entertainment.

●	Acceptance of extraordinary or extravagant gifts is prohibited.

Access Persons shall report to the CCO (or to the CCO’s designee maintaining the gifts log) within 5 business days each gift given or received of value greater than $25. Any Access Person who receives a gift in excess of the limits of the Firm’s gifts policy must refuse to accept it or return it to the sender, or donate it to charity if appropriate (for example, in the case of perishable items).

Solicitation of Gifts. FCA’s supervised persons are prohibited from soliciting gifts of any size under any circumstances.

Giving Gifts. FCA’s supervised persons may not give any gift with a value in excess of $100 per year to an advisory client or persons who do business with, regulate, advise or render professional service to FCA.

Loans. FCA’s supervised persons are prohibited from loaning money to or borrowing money from an advisory client or persons who do business with, regulate, advise or render professional services to FCA. FCA’s supervised persons may loan money to or borrow money from an immediate family member that is also a FCA advisory client, however, the supervised person must notify the CCO in writing and obtain written approval before doing do.

6.3 Scope

The provisions of this Code apply to every security transaction, in which an access person of FCA has, or by reason of such transaction acquires, any direct or indirect beneficial interest, in any account over which they have any direct or indirect control. Generally, an access person is regarded as having a beneficial interest in those securities held in their name, the name of their spouse, and the names of their minor children who reside with them. An access person may be regarded as having a beneficial interest in the securities held in the name of another person (individual, partnership, corporation, trust, custodian, or another entity) if by reason of any contract, understanding, or relationship they obtain or may obtain benefits substantially equivalent to those of ownership. An access person does not derive a beneficial interest by virtue of serving as a trustee or executor unless the person, or a member of their immediate family, has a vested interest in the income or corpus of the trust or estate. However, if a family member is a fee-paying client, the account will be managed in the same manner as that of all other FCA clients with similar investment objectives.

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If an access person believes that they should be exempt from the reporting requirements with respect to any account in which they have direct or indirect beneficial ownership, but over which they have no direct or indirect control in the management process, they should so advise the CCO in writing, giving the name of the account, the person(s) or firm(s) responsible for its management, and the reason for believing that they should be exempt from reporting requirements under this Code.

The CCO’s reports and transactions will be reviewed by the CEO for any evidence of improper holdings, trading activities, or conflicts of interest by the CCO.

6.4 Reportable Securities

Section 202(a) (18) of the Advisers Act defines the term “Security” as follows:

Any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre- organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas or other mineral rights, any put, call straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call straddle, option or privilege entered into on a national securities exchange relating to a foreign currency, or in general, any interest or instrument commonly known as a “security” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.

For purposes of this Code, the term “Reportable Securities” means all such securities described above except:

●	direct obligations of the United States;

●	bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

●	shares issued by money market funds;

●	shares issued by open-end funds other than reportable funds (Note: The term “Reportable Funds” means any fund whose investment adviser or principal underwriter controls you, is controlled by you, or is under common control with you.); and

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●	shares issued by unit investment trusts that are invested exclusively in one or more open- end funds, none of which are reportable funds.

If there is any question by an access person as to whether a security is reportable under this Code, they should consult with the CCO for clarification on the issue before entering any trade for their personal account.

6.5 Initial/Annual Holdings Report

(1)	Initial Holdings Reports. Each Access Person, as that term is defined in sub-section 2.3 of this Code shall report to the CCO, or CCO’s designee, not later than 10 days after the person becomes an Access Person the following information:

a)	The title, number of shares, and principal amount of each Security and each Fund in which the Access Person had any Beneficial Ownership when the person became an Access Person;

b)	The name of any broker, dealer or bank with whom the Access Person maintained an account in which any Securities or Fund shares were held for the Beneficial Ownership of the Access Person as of the date the person became an Access Person; and

c)	The date the report is submitted by the Access Person. The holdings information provided in conjunction with this certification must be current as of 45 days before the employee became an access person. A copy of the current brokerage statement may be stapled to the Holdings Report in lieu of manually filing out the report.

(2)	Quarterly Transaction Reports. Quarterly securities transaction information is to be maintained by FCA in accordance with the records retention provisions of Rule 204-2(a) of the Advisers Act. Each Access Person shall report all Security or Fund share transactions, and any new Personal Accounts opened, to the CCO, or CCO’s designee each quarter. In the event no reportable transactions occurred during the quarter, the report should be so noted and returned signed and dated. Following receipt of the quarterly statements transaction information, the CCO will review each transaction for any evidence of improper trading activities or conflicts of interest by the access person. After careful review of each report, the CCO will document that they conducted such review. Every report shall be made not later than 30 days after the end of a calendar quarter and shall contain the following information:

a)	With respect to any transaction during the quarter in a Security or Fund in which the Access Person had any Beneficial Ownership:

(i)	The date of the transaction, title, interest rate and maturity date (if applicable), the number of shares and principal amount of each Security or Fund involved;

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(ii)	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

(iii)	The price of the Security or Fund at which the transaction was effected;

(iv)	The name of the broker, dealer, adviser, mutual fund company or bank with or through whom the transaction was effected; and

(v)	The date the report is submitted by the Access Person.

b)	With respect to any Personal Account established during the quarter by the Access Person in which any Securities or Fund shares were held for the Beneficial Ownership of the Access Person:

(i)	The name of the broker, dealer, adviser, mutual fund company or bank with whom the Access Person established the account;

(i)	The date the account was established; and

(ii)	The date the report is submitted by the Access Person.

(3)	Annual Holdings Reports. Each Access Person shall report to the CCO, or CCO’s designee, not later than January 30 each year the following information:

a)	The title, number of shares and principal amount of each Security and Fund held for the Beneficial Ownership of the Access Person as of December 31 the prior year;

b)	The name of any broker, dealer, adviser, mutual fund company or bank with whom the Access Person maintains a Personal Account in which any Securities or Funds are or, as of December 31 were, held for the Beneficial Ownership of the Access Person; and

c)	The date the report was submitted by the Access Person.

(4)	Annual Certification. All Supervised Person shall certify at least annually that he or she:

a)	has read and understands this Code;

b)	recognizes that he or she is subject to the Code;

c)	has complied with the Code; and

d)	has disclosed and reported all personal Securities and Fund transactions and holdings required to be disclosed or reported.

(5)	Limited Offering Disclosures. Every Access Person who owns Securities acquired in a Limited Offering shall disclose such ownership to the CCO if such person is involved in any subsequent consideration of an investment in the issuer by an Advisory Client. The Firm’s decision to recommend the purchase of such issuer’s Securities to any Advisory Client will be subject to independent review by the CCO.

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(6)	Duplicate Statements and Confirms. Each Access Person must direct each brokerage firm, investment adviser, mutual fund or bank at which the Access Person maintains a Personal Account holding Securities or Fund shares to promptly send duplicate copies of such person’s account statements and transaction confirmations to the CCO, or CCO’s designee. Compliance with this provision can be effected by the Access Person’s providing duplicate copies of all such statements and confirmations directly to the CCO, or CCO’s designee, within two business days of receipt by the Access Person. Such duplicate statements and confirmations may substitute for the information called for on the quarterly transaction reports required by under Section VIII (2) above, so long as they contain all the information required by that section.

(7)	Exception to Reporting Requirement. Under Rule 204A-1, access persons are not required to submit:

a)	any report with respect to securities held in accounts over which the access person has no direct or indirect influence or control;

b)	a transaction report with respect to transactions effected pursuant to an automatic investment plan (Note: This exception includes dividend reinvestment plans.); and

c)	A transaction report if the report would duplicate information contained in broker trade confirmations or account statements that FCA holds in its records so long as FCA receives the confirmations or statements no later than 30 days after the end of the applicable calendar quarter.

7. Review and Enforcement

7.1 Reporting of Violations

All supervised persons of FCA must promptly (upon discovery of violation) report violations of the code to the CCO as the situation dictates. If the CCO is unavailable, the violation must then be reported to the CEO.

7.2 Protecting the Confidentiality of Client Information

In addition to other provisions of this Code of Ethics and FCA’s Compliance Manual, access persons should note that FCA has a duty to safeguard clients’ non-public personal financial information. As such, access persons generally should not share such information outside of FCA. Notwithstanding the foregoing, access persons and FCA may provide information to persons or entities providing services to FCA or to clients where such information is required to effectively provide the advisory services in question. Examples of such are:

●	Custodians,

●	Banks,

●	Third-Party Investment Advisors.

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If there are any questions about the sharing of clients’ non-public personal financial information please see the Chief Compliance Officer.

7.3 CCO Monitoring.

The CCO, or CCO’s designee, shall review all transactions and holdings reports submitted by Access Persons. Among other things, the CCO, or CCO’s designee, shall check to see whether precleared transactions were in fact completed within the period during which the preclearance remained valid. In addition, reported personal Securities transactions will be spot checked against portfolio transactions effected by the Access Persons in Advisory Clients’ accounts and against any Securities the CCO, or CCO’s designee, knows to be under consideration for purchase or sale by the Firm for any Advisory Client account. Before making any determination that a violation of this Code may have been committed by any person, the CCO, or CCO’s designee shall give such person an opportunity to supply additional explanatory material.

7.4 Outside Counsel Assistance.

If the CCO determines that a violation of this Code may have occurred, the CCO may submit a written determination, together with the confidential quarterly report and any additional explanatory material provided by the individual(s) involved, to the Firm’s outside counsel, who shall be requested to make an independent determination as to whether a violation has occurred.

7.5 Sanctions.

If the Firm, with or without the assistance of outside counsel, determines that a violation has occurred, the Firm’s President, in consultation with other members of Senior Management not involved in the violation, shall impose upon the responsible individual(s) such sanctions, if any, as they deem appropriate in their sole discretion.

7.6 Independent Determination.

No person shall participate in a determination of whether he or she has committed a violation of this Code or in the imposition of any sanction against himself or herself.

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8. Records

The Firm shall maintain records in the manner and to the extent set forth below, which records shall be available for examination by representatives of the SEC or other regulatory body.

(1)	A copy of this Code and any other code which is, or at any time within the past 5 years has been, in effect shall be maintained in an easily accessible place.

(2)	A record of any violation of this Code, and of any action taken as a result of such violation, shall be preserved in an easily accessible place for a period of not less than 5 years following the end of the fiscal year in which the violation occurs.

(3)	A record of all written acknowledgements required under this Code from each person who is currently, or within the past 5 years was, a Supervised Person of the Firm shall be maintained and preserved in an easily accessible place for a period of not less than 5 years following the end of the fiscal year during which the last entry was made on such record, the first 2 years in an appropriate office of the Firm.

(4)	A copy of each report made by an Access Person pursuant to this Code, including any duplicate statement or confirmation provided in lieu thereof, must be maintained for a period of not less than 5 years from the end of the fiscal year in which it is made or information provided, the first 2 years in an easily accessible place.

(5)	A record of the names of all persons who are, or within the past 5 years were, Access Persons of the Firm or otherwise required to make reports under this Code shall be maintained in an easily accessible place.

(6)	A record of any decision, and the reasons supporting the decision, to approve the acquisition by Access Persons of any Limited Offerings, shall be maintained for at least 5 years after the end of the fiscal year in which the approval is granted.

(7)	A copy of each report required in Section 10 below must be maintained for at least 5 years following the end of the fiscal year in which it is made, the first 2 years in an easily accessible place.

(8)	A record of any exception or waiver granted under this Code, including information explaining the pertinent circumstances and rationale, shall be maintained for at least 5 years after the end of the fiscal year in which such exception or waiver is granted.

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9. Miscellaneous

(1)	Form ADV Disclosure. A description of the code will be provided in FCA’s ADV Part 2 Disclosure Brochure. With the description, a statement will be made that FCA will provide a copy of the code to any client or prospective client upon request.

(2)	Disseminating Copies of the Code. The CCO will ensure that all Supervised Persons of the Firm are provided with a copy of this Code, and any amendments to it that may be adopted from time to time, and such Supervised Persons must provide the Firm with a written acknowledgment of their receipt of the Code and such amendments.

(3)	Periodic Training. The Firm shall hold at least annually a meeting that includes training and review of insider trading and other policies and procedures included in this Code.

(4)	Access Persons List. The Firm shall create and thereafter maintain a list of all Access Persons and the CCO will ensure that all Access Persons required to report under this Code are informed of their reporting obligations.

(5)	Confidentiality of Reports. All reports of Securities transactions and any other information filed with the Firm pursuant to this Code shall be treated as confidential, except where the Firm is required by law or by fiduciary obligation to disclose such information.

(6)	Interpretations. The Firm may from time to time adopt such interpretations of this Code as it deems appropriate.

(7)	Reports About Code to Firm Management. The CCO of the Firm shall report at least annually to Senior Management of the Firm as to the operation of this Code and shall address in any such report any material violations and the need (if any) for further changes or modifications to this Code.

(8)	Exceptions/Waivers to the Code. The Firm reserves the right to grant an exception or waiver of compliance with the provisions of this Code, so long as such exception or waiver is not inconsistent with any applicable laws and regulations, the Firm’s fiduciary obligations to its Advisory Clients or the best interest of such clients, and provided that in no event shall any exception or waiver be granted to a Supervised Person from compliance with any provision required in the Code by SEC Rule 204A-1 under the Advisers Act. Such exceptions or waivers may be granted by the CEO of the Firm (or, in the case of an exception or waiver granted to the CEO, by the CCO), in consultation with other members of Senior Management, and the CCO shall be responsible for ensuring that appropriate documentation of each exception or waiver, including information explaining the pertinent circumstances and rationale, is created and maintained in the Firm’s records and disclosed to the extent required.

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(9)	Board Seats/Other Positions. No Investment Personnel shall accept a position as a director, trustee, or general partner of a publicly traded entity, or similar position with respect to a governmental or quasi-governmental entity or board, unless the acceptance of such position has been approved by the CCO as consistent with the interests of the Firm and its Advisory Clients. In determining whether to approve such a position, consideration shall be given to relevant factors such as whether the position would pose conflicts or potential conflicts of interest with Advisory Clients and/or whether instituting information barriers between the relevant Investment Personnel and other parts of the Firm would be necessary or appropriate.

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10. Acknowledgment of Receipt

FCA will provide all supervised persons with a copy of FCA’s Code. Each supervised person must acknowledge, initially and annually on the form provided by FCA, that they have received, read, and understand, the above Code of Ethics regarding personal securities trading and other potential conflicts of interest and agree to comply with the provisions therein. In addition, FCA will provide and supervised persons must agree to acknowledge any subsequent amendments to the Code (within specified time frame set forth in any future communications notifying of an amendment) by any means deemed by FCA to satisfactorily fulfill the supervised person’s obligation to read, understand, and agree to any such amendment.

This Code is revised, approved and promulgated effective March 31, 2018. All prior versions are hereby revoked.

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